Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION REPORTS FOURTH QUARTER AND FULL-YEAR 2017 RESULTS

•	Q4 GAAP Operating Income of $38 Million; Each Business Segment Contributed to Results That Exceeded Guidance Range

•	Q4 Revenues Increased 26 Percent Compared with the Prior-Year Quarter

•	Net Cash Provided by Operating Activities Totaled $94 Million in Q4 and $177 Million for 2017

•	Free Cash Flow Totaled $63 Million in Q4 and $93 Million for the Full-Year; Company's Credit Agreement Net Leverage Ratio Declined as a Result to 1.9x at Year-End

•	2018 GAAP and Adjusted Operating Income Expected to Increase to be Between $150 Million to $170 Million; Free Cash Flow Anticipated Within a Range of $80 Million and $100 Million

•	2018 GAAP and Adjusted Diluted Earnings Per Share Expected Between $0.97 and $1.14

CAMP HILL, PA (February 22, 2018) - Harsco Corporation (NYSE: HSC) today reported fourth quarter and full-year 2017 results. On a U.S. GAAP ("GAAP") basis, fourth quarter 2017 diluted loss per share from continuing operations was $0.42, which included expenses incurred to reprice the Company's outstanding term loan as previously disclosed and a provisional non-cash adjustment to the Company's deferred tax assets due to the impact of U.S. tax reform. Excluding these items, diluted earnings per share from continuing operations in the fourth quarter of 2017 were $0.20. These figures compare with fourth quarter of 2016 GAAP diluted loss per share from continuing operations of $0.19 and diluted earnings per share from continuing operations of $0.16, excluding unusual items such as early extinguishment of debt costs and a forward loss provision in Rail.

GAAP operating income from continuing operations for the fourth quarter of 2017 was $38 million, which exceeded the guidance range of $28 million to $33 million previously provided by the Company.

“We finished the year with a strong fourth quarter, and I’m pleased with our achievements in the year,” said President and CEO Nick Grasberger. “Execution of our strategic objectives along with positive market momentum led to a very successful year for Harsco. We exceeded the operating targets established at the beginning of the year, with positive contributions from each operating business. We also continued to generate strong cash flow, realized a meaningful improvement in our ROIC and further strengthened our financial flexibility.”

“We expect that 2018 will be another year of positive momentum for Harsco, with each business again expected to see a year-over-year improvement in underlying performance. Our strategic priorities remain focused on portfolio growth and development as well as serving our customers and operational excellence. We announced a number of growth investments over the past year and I’m very enthusiastic about the pipeline of growth opportunities within our businesses. We remain confident that these opportunities and priorities, along with supportive markets, will further strengthen Harsco’s capital returns and create value for shareholders.”

Harsco Corporation—Selected Fourth Quarter Results

($ in millions, except per share amounts)	Q4 2017	Q4 2016
Revenues	$455	$360
Operating income from continuing operations - GAAP	$38	$24
Operating margin from continuing operations - GAAP	8.5%	6.7%
Diluted EPS from continuing operations	$(0.42)	$(0.19)
Return on invested capital (TTM) - excluding unusual items	11.5%	6.9%

Consolidated Fourth Quarter Operating Results

Total revenues were $455 million, an increase of 26 percent compared with the prior-year quarter as a result of higher revenues in each of the Company's segments. The fourth quarter of 2017 included revenues of approximately $42 million for a number of base vehicles and other related equipment under the Company's multi-year contracts with SBB, or the federal railway system in Switzerland.

GAAP operating income from continuing operations of $38 million during the fourth quarter of 2017 compares with GAAP operating income of $24 million and operating income of $28 million excluding the unusual items in the same quarter last year. Operating income in each of the Company's operating segments improved in comparison with the prior-year quarter.

The Company's operating margin was 8.5 percent versus a GAAP operating margin of 6.7 percent and adjusted operating margin of 7.8 percent in the fourth quarter of 2016.

Harsco Corporation—Selected 2017 Results

($ in millions, except per share amounts)	2017	2016
Revenues	$1,607	$1,451
Operating income/(loss) from continuing operations - GAAP	$143	$63
Operating margin from continuing operations - GAAP	8.9%	4.4%
Diluted EPS from continuing operations	$0.09	$(1.07)
Return on invested capital (TTM) - excluding unusual items	11.5%	6.9%

Consolidated 2017 Results

Total revenues were $1.6 billion in 2017, compared with $1.5 billion in 2016, with each of the Company's segments realizing a growth in revenues during the year. Metals & Minerals' revenues were positively impacted by higher customer steel output, new contracts, higher commodity prices and foreign exchange rates. Improved demand for air-cooled heat exchangers from U.S. energy customers led to higher revenues in Industrial, while Rail revenues increased as a result of higher demand for equipment and after-market parts from international customers (including SBB) and Protran Technology products.

GAAP operating income from continuing operations was $143 million in 2017, while GAAP operating income from continuing operations in 2016 was $63 million. These figures are $147 million and $116 million, respectively, when excluding the unusual items in each of the periods. Financial performance in each segment improved compared with the previous year due mainly to the above factors as well as a more favorable mix of services and products in the Metals & Minerals and Industrial segments and operating efficiency improvements delivered through the course of the year. These benefits offset higher Corporate costs, resulting from increased pension and other benefit program costs as well as professional fees.

On a GAAP basis, diluted earnings per share from continuing operations in 2017 was $0.09, including the fourth quarter items noted above and a third-quarter bad debt expense related to a Metals & Minerals customer that previously entered voluntary administration under Australian law. The figure compares with a diluted loss per share in 2016 of $1.07, which included a site exit charge, Metals & Minerals Separation costs, debt refinancing costs and charges, a loss related to the sale of the Company's remaining interest in Brand Energy, and a forward loss provision related to the Company's railway maintenance equipment contracts with SBB.

Excluding unusual items, adjusted diluted earnings per share from continuing operations increased to $0.74 in 2017 from $0.48 in 2016.

Fourth Quarter Business Review

Metals & Minerals

($ in millions)	Q4 2017	Q4 2016	%Change
Revenues	$250	$235	6%
Operating income - GAAP	$22	$20	13%
Operating margin - GAAP	8.9%	8.4%
Customer liquid steel tons (millions)	37.4	34.5	8%

Revenues increased 6 percent to $250 million, as a result of higher steel output and service levels as well as foreign exchange translation. Meanwhile, GAAP operating income in the fourth quarter of 2017 totaled $22 million compared with operating income of $20 million and operating income of $19 million after adjusting for the unusual items in the prior-year period. The improvement in operating earnings is attributable to higher underlying demand for mill services, which offset increased compensation expenses and professional fees. As a result, the segment's operating margin rose to 8.9 percent in the fourth quarter of 2017.

Industrial

($ in millions)	Q4 2017	Q4 2016	%Change
Revenues	$82	$56	46%
Operating income - GAAP	$10	$3	nmf
Operating margin - GAAP	12.7%	5.5%
nmf=not meaningful

Revenues increased 46 percent to $82 million, due to increased demand within each of the three product businesses. Operating income increased to $10 million from $3 million in the prior-year quarter, as improved demand as well as a more favorable sales mix offset higher compensation and commission expenses. As a result, the segment’s operating margin increased to 12.7 percent from 5.5 percent in the comparable quarter last year.

Rail

($ in millions)	Q4 2017	Q4 2016	%Change
Revenues	$123	$70	77%
Operating income - GAAP	$14	$5	184%
Operating margin - GAAP	11.3%	7.1%

Revenues increased 77 percent to $123 million, mainly as a result of higher equipment sales. As noted above, the fourth quarter of 2017 included revenues of approximately $42 million from SBB (at zero margin). Operating income totaled $14 million in comparison with operating income of $5 million in the prior-year quarter. The 2016-quarter included a forward loss provision on the Company's contracts with SBB. Otherwise, the improvement in operating income is attributable to the demand trends noted above and a more favorable services mix, and these positive impacts offset lower contributions from after-market parts and additional compensation and administrative expenses. As a result, the segment's operating margin was 11.3 percent, or 17.2 percent excluding the SBB revenue, in the fourth quarter of 2017.

Cash Flow

Net cash provided by operating activities totaled $94 million in the fourth quarter of 2017, compared with $55 million in the prior-year period. Further, free cash flow was $63 million in the fourth quarter of 2017, compared with $38 million in the prior-year period. The year-over-year increase in free cash flow reflects higher net cash from operating activities principally as a result of the improvement in cash earnings and reduced inventories in Rail, offsetting the impact of higher capital investments in the quarter.

For the full-year, net cash provided by operating activities was $177 million and free cash flow was $93 million. These figures compare to $160 million and $100 million respectively in 2016. This change in free cash flow reflects incremental growth capital spending in Metals & Minerals and modest working capital investments, partially offset by higher cash earnings.

2018 Outlook

The Company's 2018 guidance reflects an overall positive outlook across its services and products businesses. For Metals & Minerals, adjusted operating income is expected to increase modestly as higher customer steel output and commodity prices, new site ramp-ups, operational savings and improved profitability in certain Applied Products businesses are expect to be only partially offset by exited sites, less favorable services mix, investments to support growth initiatives and pension. Meanwhile, Industrial earnings are projected to increase significantly due to improved demand for heat exchangers, industrial grating and commercial boilers as well as a more favorable product mix and manufacturing savings. And in Rail, adjusted operating income is also anticipated to be modestly higher compared with 2017, as increased demand for after-market parts and Protran Technology products will be partially offset by a less favorable mix of equipment sales and lower contributions from contracting services. Lastly, Corporate spending is expected to be comparable with 2017.

This outlook also reflects:

•	An anticipated 800 basis point to 1000 basis point reduction in Harsco's effective tax rate following recent U.S. tax reform;

•
The implementation of the new pension classification standard and estimated net periodic pension costs, which are expected to be positive to overall Harsco earnings but negative to Metals & Minerals income as indicated above compared with 2017; and

•	Expected impacts of the new revenue recognition standard that are not material to the overall guidance below for FY 2018 or Q1 2018.

Key highlights in the Outlook are included below.

Full Year 2018*

•
GAAP and adjusted operating income for the full year is expected to range from $150 million to $170 million; compared with GAAP operating income of $143 million and adjusted operating income of $147 million in 2017.

•
GAAP and adjusted earnings per share from continuing operations for the full year are expected in the range of $0.97 to $1.14; compared with GAAP earnings per share of $0.09 and adjusted earnings per share of $0.74 in 2017.

•
Free cash flow is expected in the range of $80 million to $100 million, including total net capital expenditures of between $125 million and $145 million and growth-oriented capital spending of $45 million to $50 million; compared with $93 million in 2017.

•	Net interest expense is forecasted to range from $34 million to $36 million as a result of lower interest costs following the term loan repricing; compared with $45 million in 2017.

•	The effective tax rate is expected to range from 26 percent to 28 percent.

•	Adjusted return on invested capital is expected to range from 12.0 percent to 13.5 percent; compared with 11.5 percent in 2017.

Q1 2018*

•	GAAP and adjusted operating income of $30 million to $35 million; compared with GAAP and adjusted operating income of $28 million in the prior-year quarter.

•	GAAP and adjusted earnings per share from continuing operations of $0.16 to $0.21; compared with GAAP and adjusted earnings per share of $0.11 in the prior-year quarter.
*Comparable 2017 figures do not reflect pension reclassification.

Conference Call

The Company will hold a conference call today at 9:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The Company will refer to a slide presentation that accompanies its formal remarks. The slide presentation will be available on the Company’s website.

The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 60474062. Listeners are advised to dial in at least five minutes prior to the call.

Replays will be available via the Harsco website and also by telephone through March 8, 2018 by dialing (800) 585-8367, (855) 859-2056 or (404) 537-3406.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory and technological conditions, risks and uncertainties. In accordance with the "safe harbor" provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, the Company provides the following cautionary remarks regarding important factors that, among others, could cause future results to differ materially from the results contemplated by forward-looking statements, including the expectations and assumptions expressed or implied herein. Forward-looking statements contained herein could include, among other things, statements about management's confidence in and strategies for performance; expectations for new and existing products, technologies and opportunities; and expectations regarding growth, sales, cash flows, and earnings. Forward-looking statements can be identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," "likely," "estimate," "outlook," "plan" or other comparable terms.

Factors that could cause actual results to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs;(3) changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; (4) changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards; (5) market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies; (6) the Company's inability or failure to protect its intellectual property rights from infringement in one or more of the many countries in which the Company operates; (7) failure to effectively prevent, detect or recover from breaches in the Company's cybersecurity infrastructure; (8) unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; (9) disruptions associated with labor disputes and increased operating costs associated with union organization; (10) the seasonal nature of the Company's business; (11) the Company's ability to successfully enter into new contracts and complete new acquisitions or strategic ventures in the time-frame contemplated, or at all; (12) the integration of the Company's strategic acquisitions; (13) the amount and timing of repurchases of the Company's common stock, if any; (14) the outcome of any disputes with customers, contractors and subcontractors; (15) the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; (16) implementation of environmental remediation matters; (17) risk and uncertainty associated with intangible assets; and (18) other risk factors listed from time to time in the Company's SEC reports. A further discussion of these, along with other potential risk factors, can be found in Part I, Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements except as may be required by law.

About Harsco

Harsco Corporation serves key industries that are fundamental to worldwide economic development, including steel and metals production, railways and energy. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

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HARSCO CORPORATION CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31			December 31
(In thousands, except per share amounts)	2017	2016		2017		2016
Revenues from continuing operations:
Service revenues	$243,613	$224,952		$981,672		$939,129
Product revenues	211,357	135,270		625,390		512,094
Total revenues	454,970	360,222		1,607,062		1,451,223
Costs and expenses from continuing operations:
Cost of services sold	192,176	184,983		767,081		759,120
Cost of products sold	157,579	99,212		453,641		411,343
Selling, general and administrative expenses	62,705	49,838		234,673		200,391
Research and development expenses	1,131	1,532		4,227		4,280
Other expenses, net	2,912	509		4,641		12,620
Total costs and expenses	416,503	336,074		1,464,263		1,387,754
Operating income from continuing operations	38,467	24,148		142,799		63,469
Interest income	854	715		2,469		2,475
Interest expense	(11,371)	(11,660)		(47,552)		(51,584)
Loss on early extinguishment of debt	(2,265)	(35,337)		(2,265)		(35,337)
Change in fair value to the unit adjustment liability and loss on dilution and sale of equity method investment	—	—		—		(58,494)
Income (loss) from continuing operations before income taxes and equity income	25,685	(22,134)		95,451		(79,471)
Income tax benefit (expense)	(58,046)	8,276		(83,803)		(6,637)
Equity income of unconsolidated entities, net	—	—		—		5,686
Income (loss) from continuing operations	(32,361)	(13,858)		11,648		(80,422)
Discontinued operations:
Income (loss) on disposal of discontinued business	844	(727)		306		1,061
Income tax (expense) benefit related to discontinued business	(303)	269		(110)		(392)
Income (loss) from discontinued operations	541	(458)		196		669
Net income (loss)	(31,820)	(14,316)		11,844		(79,753)
Less: Net income attributable to noncontrolling interests	(1,584)	(1,322)		(4,022)		(5,914)
Net income (loss) attributable to Harsco Corporation	$(33,404)	$(15,638)		$7,822		$(85,667)
Amounts attributable to Harsco Corporation common stockholders:
Income (loss) from continuing operations, net of tax	$(33,945)	$(15,180)		$7,626		$(86,336)
Income (loss) from discontinued operations, net of tax	541	(458)		196		669
Net income (loss) attributable to Harsco Corporation common stockholders	$(33,404)	$(15,638)		$7,822		$(85,667)

Weighted-average shares of common stock outstanding	80,651	80,379		80,553		80,333
Basic earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$(0.42)	$(0.19)		$0.09		$(1.07)
Discontinued operations	0.01	(0.01)		—		0.01
Basic earnings (loss) per share attributable to Harsco Corporation common stockholders	$(0.41)	$(0.19)	(a)	$0.10	(a)	$(1.07)	(a)
Diluted weighted-average shares of common stock outstanding	80,651	80,379		82,840		80,333
Diluted earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$(0.42)	$(0.19)		$0.09		$(1.07)
Discontinued operations	0.01	(0.01)		—		0.01
Diluted earnings (loss) per share attributable to Harsco Corporation common stockholders	$(0.41)	$(0.19)	(a)	$0.09		$(1.07)	(a)
(a) Does not total due to rounding.

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)	December 31 2017	December 31 2016
ASSETS
Current assets:
Cash and cash equivalents	$62,098	$69,831
Restricted cash	4,111	2,048
Trade accounts receivable, net	288,034	236,554
Other receivables	20,224	21,053
Inventories	178,293	187,681
Other current assets	39,332	33,108
Total current assets	592,092	550,275
Property, plant and equipment, net	479,747	490,255
Goodwill	401,758	382,251
Intangible assets, net	38,251	41,567
Deferred income tax assets	51,574	106,311
Other assets	15,263	10,679
Total assets	$1,578,685	$1,581,338
LIABILITIES
Current liabilities:
Short-term borrowings	$8,621	$4,259
Current maturities of long-term debt	11,208	25,574
Accounts payable	126,249	107,954
Accrued compensation	60,451	46,658
Income taxes payable	5,106	4,301
Insurance liabilities	11,167	11,850
Advances on contracts and other customer advances	117,958	117,329
Other current liabilities	133,368	109,748
Total current liabilities	474,128	427,673
Long-term debt	566,794	629,239
Insurance liabilities	22,385	25,265
Retirement plan liabilities	259,367	319,597
Other liabilities	40,846	42,001
Total liabilities	1,363,520	1,443,775
HARSCO CORPORATION STOCKHOLDERS’ EQUITY
Common stock	141,110	140,625
Additional paid-in capital	180,201	172,101
Accumulated other comprehensive loss	(546,582)	(606,722)
Retained earnings	1,157,801	1,150,688
Treasury stock	(762,079)	(760,391)
Total Harsco Corporation stockholders’ equity	170,451	96,301
Noncontrolling interests	44,714	41,262
Total equity	215,165	137,563
Total liabilities and equity	$1,578,685	$1,581,338

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
(In thousands)	2017	2016	2017	2016
Cash flows from operating activities:
Net income (loss)	$(31,820)	$(14,316)	$11,844	$(79,753)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	30,320	30,799	121,839	129,083
Amortization	2,109	2,400	8,098	12,403
Change in fair value to the unit adjustment liability and loss on dilution and sale of equity method investment	—	—	—	58,494
Contract estimated forward loss provision for Harsco Rail Segment	—	5,000	—	45,050
Loss on early extinguishment of debt	—	35,337	—	35,337
Deferred income tax expense (benefit)	55,331	(5,639)	57,349	(7,654)
Equity in income of unconsolidated entities, net	—	—	—	(5,686)
Dividends from unconsolidated entities	—	—	93	16
Other, net	(1,818)	722	749	2,633
Changes in assets and liabilities:
Accounts receivable	(5,379)	11,986	(32,012)	16,041
Inventories	49,669	11,982	19,557	(12,313)
Accounts payable	3,509	(9,454)	12,554	(20,194)
Accrued interest payable	151	(9,442)	438	(3,197)
Accrued compensation	10,147	4,384	11,126	8,865
Advances on contracts and other customer advances	(10,277)	(867)	(16,811)	14,485
Retirement plan liabilities, net	(3,410)	(3,269)	(21,300)	(20,420)
Other assets and liabilities	(4,545)	(4,593)	3,368	(13,314)
Net cash provided by operating activities	93,987	55,030	176,892	159,876
Cash flows from investing activities:
Purchases of property, plant and equipment	(34,183)	(19,394)	(98,314)	(69,340)
Proceeds from sales of assets	2,672	2,127	13,418	9,305
Purchases of businesses, net of cash acquired	—	—	—	(26)
Proceeds from sale of equity investment	—	—	—	165,640
Net proceeds (payments) from settlement of foreign currency forward exchange contracts	(22,879)	10,250	(18,429)	17,238
Other investing activities, net	—	—	—	70
Net cash provided (used) by investing activities	(54,390)	(7,017)	(103,325)	122,887
Cash flows from financing activities:
Short-term borrowings, net	3,146	(823)	5,061	(2,350)
Current maturities and long-term debt:
Additions	1,985	669,892	27,985	720,727
Reductions	(43,035)	(703,799)	(108,280)	(979,567)
Cash dividends paid on common stock	—	—	—	(4,105)
Dividends paid to noncontrolling interests	(662)	—	(2,445)	(1,702)
Purchase of noncontrolling interests	—	—	(3,412)	(4,731)
Stock-based compensation - Employee taxes paid	(81)	—	(1,688)	(91)
Deferred pension underfunding payment to unconsolidated affiliate	—	—	—	(20,640)
Proceeds from cross-currency interest rate swap termination	—	—	—	16,625
Deferred financing costs	—	(15,584)	(42)	(16,530)
Other financing activities, net	(524)	—	(894)	—
Net cash used by financing activities	(39,171)	(50,314)	(83,715)	(292,364)
Effect of exchange rate changes on cash and cash equivalents, including restricted cash	420	(5,731)	4,478	1,724
Net increase (decrease) in cash and cash equivalents, including restricted cash	846	(8,032)	(5,670)	(7,877)
Cash and cash equivalents, including restricted cash, at beginning of period	65,363	79,911	71,879	79,756
Cash and cash equivalents, including restricted cash, at end of period	$66,209	$71,879	$66,209	$71,879

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
	Three Months Ended		Three Months Ended
	December 31, 2017		December 31, 2016
(In thousands)	Revenues	Operating Income (Loss)	Revenues	Operating Income (Loss)
Harsco Metals & Minerals	$249,825	$22,324	$234,617	$19,700
Harsco Industrial	81,826	10,355	55,981	3,099
Harsco Rail	123,283	13,983	69,590	4,916
Corporate	36	(8,195)	34	(3,567)
Consolidated Totals	$454,970	$38,467	$360,222	$24,148

	Twelve Months Ended		Twelve Months Ended
	December 31, 2017		December 31, 2016
(In thousands)	Revenues	Operating Income (Loss)	Revenues	Operating Income (Loss)
Harsco Metals & Minerals	$1,011,328	$105,257	$965,540	$81,634
Harsco Industrial	299,592	35,174	247,542	23,182
Harsco Rail	295,999	32,091	238,107	(17,527)
Corporate	143	(29,723)	34	(23,820)
Consolidated Totals	$1,607,062	$142,799	$1,451,223	$63,469

HARSCO CORPORATION
RECONCILIATION OF ADJUSTED DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS EXCLUDING UNUSUAL ITEMS TO DILUTED EARNINGS (LOSS) PER SHARE FROM CONTINUING OPERATIONS AS REPORTED (Unaudited)

	Three Months Ended				Twelve Months Ended
	December 31				December 31
	2017		2016		2017		2016
Diluted earnings (loss) per share from continuing operations as reported	$(0.42)		$(0.19)		$0.09		$(1.07)
Impact of U.S. tax reform on income tax benefit (expense) (a)	0.59		—		0.59		—
Harsco Metals & Minerals Segment bad debt expense (b)	—		—		0.06		—
Loss on early extinguishment of debt (c)	0.03		0.43		0.03		0.44
Net loss on dilution and sale of equity method investment (d)	—		—		—		0.66
Harsco Rail Segment forward contract loss provision (e)	—		0.06		—		0.56
Harsco Metals & Minerals Segment site exit charges and underperforming contract charges (f)	—		—		—		0.06
Harsco Metals & Minerals Segment separation costs (g)	—		—		—		0.04
Expense of deferred financing costs (h)	—		—		—		0.01
Harsco Metals & Minerals Segment cumulative translation adjustment liquidation (i)	—		(0.01)		—		(0.01)
Taxes on above unusual items (j)	(0.01)		(0.14)		(0.02)		(0.21)
Adjusted diluted earnings per share from continuing operations excluding unusual items	$0.20	(k)	$0.16	(k)	$0.74	(k)	$0.48

(a)	The Company recorded a charge as a result of revaluing net deferred tax assets and liabilities as a result of U.S. tax reform (Q4 and Full year 2017 $48.7 million).

(b)	Bad debt expense incurred in the Harsco Metals & Minerals Segment (Full year 2017 $4.6 million pre-tax).

(c)	Loss on early extinguishment of debt recorded at Corporate (Q4 and Full year 2017 $2.3 million pre-tax; Q4 and Full year 2016 $35.3 million pre-tax).

(d)	Loss on the dilution and sale of the Company's investment in Brand Energy & Infrastructure Services recorded at Corporate (Full year 2016 $53.8 million pre-tax).

(e)
Harsco Rail Segment forward contract loss provision related to the Company's contracts with the federal railway system of Switzerland (Q4 2016 $5.0 million pre-tax; Full year 2016 $45.1 million pre-tax).

(f)	Harsco Metals & Minerals Segment charges primarily attributable to site exit and underperforming contract costs (Full year 2016 $5.1 million pre-tax).

(g)	Costs associated with Harsco Metals & Minerals Segment separation recorded at Corporate (Full year 2016 $3.3 million pre-tax).

(h)	Expense of deferred financing costs associated with the Company's repayment of approximately $85 million on its Term Loan Facility recorded at Corporate (Full year 2016 $1.1 million pre-tax).

(i)	Harsco Metals & Minerals Segment gain related to the liquidation of cumulated translation adjustment related to an exited country (Q4 and Full year 2016 $1.2 million pre-tax).

(j)
Unusual items are tax effected at the global effective tax rate, before discrete items, in effect at the time the unusual item is recorded except for unusual items from countries where no tax benefit can be realized, in which case a zero percent tax rate is used.

(k)	Does not total due to rounding.

The Company’s management believes Adjusted diluted earnings per share from continuing operations excluding unusual items, which is a non-U.S. GAAP financial measure, is useful to investors because it provides an overall understanding of the Company’s historical and future prospects. Exclusion of unusual items permits evaluation and comparison of results for the Company’s core business operations, and it is on this basis that management internally assesses the Company’s performance. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT EXCLUDING UNUSUAL ITEMS (Unaudited)
(In thousands)	Harsco Metals & Minerals	Harsco Industrial	Harsco Rail	Corporate	Consolidated Totals

Three Months Ended December 31, 2017:
Operating income (loss) as reported (a)	$22,324	$10,355	$13,983	$(8,195)	$38,467
Revenues as reported	$249,825	$81,826	$123,283	$36	$454,970
Operating margin (%)	8.9%	12.7%	11.3%		8.5%

Three Months Ended December 31, 2016:
Adjusted operating income (loss) excluding unusual items	$18,543	$3,099	$9,916	$(3,567)	$27,991
Revenues as reported	$234,617	$55,981	$69,590	$34	$360,222
Operating margin (%)	7.9%	5.5%	14.2%		7.8%

Twelve Months Ended December 31, 2017:
Adjusted operating income (loss) excluding unusual items	$109,846	$35,174	$32,091	$(29,723)	$147,388
Revenues as reported	$1,011,328	$299,592	$295,999	$143	$1,607,062
Operating margin (%)	10.9%	11.7%	10.8%		9.2%

Twelve Months Ended December 31, 2016:
Adjusted operating income (loss) excluding unusual items	$85,577	$23,182	$27,523	$(20,533)	$115,749
Revenues as reported	$965,540	$247,542	$238,107	$34	$1,451,223
Adjusted operating margin (%) excluding unusual items	8.9%	9.4%	11.6%		8.0%
(a) No unusual items were excluded from operating income in the three months ended December 31, 2017.

The Company’s management believes Adjusted operating margin (%) excluding unusual items, which is a non-U.S. GAAP financial measure, is useful to investors because it provides an overall understanding of the Company’s historical and future prospects. Exclusion of unusual items permits evaluation and comparison of results for the Company’s core business operations, and it is on this basis that management internally assesses the Company’s performance. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) EXCLUDING UNUSUAL ITEMS BY SEGMENT TO OPERATING INCOME (LOSS) AS REPORTED BY SEGMENT (Unaudited)
(In thousands)	Harsco Metals & Minerals	Harsco Industrial	Harsco Rail	Corporate	Consolidated Totals

Three Months Ended December 31, 2017:
Operating income (loss) as reported (a)	$22,324	$10,355	$13,983	$(8,195)	$38,467
Revenues as reported	$249,825	$81,826	$123,283	$36	$454,970

Three Months Ended December 31, 2016:
Operating income (loss) as reported	$19,700	$3,099	$4,916	$(3,567)	$24,148
Harsco Rail Segment forward contract loss provision	—	—	5,000	—	5,000
Harsco Metals & Minerals Segment cumulative translation adjustment liquidation	(1,157)	—	—	—	(1,157)
Adjusted operating income (loss) excluding unusual items	$18,543	$3,099	$9,916	$(3,567)	$27,991
Revenues as reported	$234,617	$55,981	$69,590	$34	$360,222

(a) No unusual items were excluded in the three months ended December 31, 2017.

The Company’s management believes Adjusted operating income (loss) excluding unusual items, which is a non-U.S. GAAP financial measure, is useful to investors because it provides an overall understanding of the Company’s historical and future prospects. Exclusion of unusual items permits evaluation and comparison of results for the Company’s core business operations, and it is on this basis that management internally assesses the Company’s performance. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) EXCLUDING UNUSUAL ITEMS BY SEGMENT TO OPERATING INCOME (LOSS) AS REPORTED BY SEGMENT (Unaudited)
(In thousands)	Harsco Metals & Minerals	Harsco Industrial	Harsco Rail	Corporate	Consolidated Totals

Twelve Months Ended December 31, 2017:
Operating income (loss) as reported	$105,257	$35,174	$32,091	$(29,723)	$142,799
Harsco Metals & Minerals bad debt expense	4,589	—	—	—	4,589
Adjusted operating income (loss), excluding unusual items	$109,846	$35,174	$32,091	$(29,723)	$147,388
Revenues as reported	$1,011,328	$299,592	$295,999	$143	$1,607,062

Twelve Months Ended December 31, 2016:
Operating income (loss) as reported	$81,634	$23,182	$(17,527)	$(23,820)	$63,469
Harsco Rail Segment forward contract loss provision	—	—	45,050	—	45,050
Harsco Metals & Minerals Segment site exit charges	5,100	—	—	—	5,100
Harsco Metals & Minerals Segment separation costs	—	—	—	3,287	3,287
Harsco Metals & Minerals Segment cumulative translation adjustment liquidation	(1,157)	—	—	—	(1,157)
Adjusted operating income (loss) excluding unusual items	$85,577	$23,182	$27,523	$(20,533)	$115,749
Revenues as reported	$965,540	$247,542	$238,107	$34	$1,451,223

The Company’s management believes Adjusted operating income (loss) excluding unusual items, which is a non-U.S. GAAP financial measure, is useful to investors because it provides an overall understanding of the Company’s historical and future prospects. Exclusion of unusual items permits evaluation and comparison of results for the Company’s core business operations, and it is on this basis that management internally assesses the Company’s performance. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
(In thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$93,987	$55,030	$176,892	$159,876
Less capital expenditures	(34,183)	(19,394)	(98,314)	(69,340)
Plus capital expenditures for strategic ventures (a)	433	58	865	170
Plus total proceeds from sales of assets (b)	2,672	2,127	13,418	9,305
Free cash flow	$62,909	$37,821	$92,861	$100,011

(a)	Capital expenditures for strategic ventures represent the partner’s share of capital expenditures in certain ventures consolidated in the Company’s financial statements.

(b)	Asset sales are a normal part of the business model, primarily for the Harsco Metals & Minerals Segment.

The Company's management believes that free cash flow, which is a non-U.S. GAAP financial measure, is meaningful to investors because management reviews cash flows generated from operations less capital expenditures net of asset sales proceeds for planning and performance evaluation purposes. It is important to note that free cash flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements and settlements of foreign currency forward exchange contracts, are not deducted from the measure. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES (Unaudited)
	Projected Twelve Months Ending December 31
	2018
(In millions)	Low	High
Net cash provided by operating activities	$205	$245
Less capital expenditures	(130)	(149)
Plus total proceeds from asset sales and capital expenditures for strategic ventures	5	4
Free Cash Flow	$80	$100

The Company's management believes that free cash flow, which is a non-U.S. GAAP financial measure, is meaningful to investors because management reviews cash flows generated from operations less capital expenditures net of asset sales proceeds for planning and performance evaluation purposes. It is important to note that free cash flow does not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements and settlements of foreign currency forward exchange contracts, are not deducted from the measure. This measure should be considered in addition to, rather than as a substitute for, other information provided in accordance with U.S. GAAP.

HARSCO CORPORATION RECONCILIATION OF RETURN ON INVESTED CAPITAL EXCLUDING UNUSUAL ITEMS TO NET INCOME (LOSS) FROM CONTINUING OPERATIONS AS REPORTED (a) (Unaudited)
	Year Ended December 31
(In thousands)	2017	2016
Income (loss) from continuing operations	$11,648	$(80,422)
Unusual items:
Impact of U.S. tax reform on income tax benefit (expense)	48,680	—
Harsco Metals & Minerals Segment bad debt expense	4,589	—
Loss on early extinguishment of debt	2,265	35,337
Net loss on dilution and sale of equity investment	—	53,822
Harsco Rail Segment forward contract loss provision	—	45,050
Harsco Metals & Minerals Segment site exit and underperforming contract charges, net	—	5,100
Harsco Metals & Minerals Segment separation costs	—	3,287
Expense of deferred financing costs	—	1,125
Harsco Metals & Minerals Segment cumulative translation adjustment liquidation	—	(1,157)
Taxes on above unusual items (b)	(2,052)	(17,335)
Net income from continuing operations, as adjusted	65,130	44,807
After-tax interest expense (c)	29,957	31,790

Net operating profit after tax as adjusted	$95,087	$76,597

Average equity	$189,560	$290,995
Plus average debt	638,964	821,559
Average capital	$828,524	$1,112,554

Return on invested capital excluding unusual items	11.5%	6.9%

(a)
Return on invested capital excluding unusual items is net income (loss) from continuing operations excluding unusual items, and after-tax interest expense, divided by average capital for the year. The Company uses a trailing twelve month average for computing average capital.

(b)
Unusual items are tax effected at the global effective tax rate, before discrete items, in effect at the time the unusual item is recorded except for unusual items from countries where no tax benefit can be realized, in which case a zero percent tax rate is used.

(c)	The Company’s effective tax rate approximated 37% on an adjusted basis for both periods for interest expense.

The Company’s management believes Return on invested capital excluding unusual items, which is a non-U.S. GAAP financial measure, is meaningful in evaluating the efficiency and effectiveness of the capital invested in the Company’s business. Exclusion of unusual items permits evaluation and comparison of results for the Company’s core business operations, and it is on this basis that management internally assesses the Company’s performance. This measure should be considered in addition to, rather than as a substitute for, net income or other information provided in accordance with U.S. GAAP.